Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Allarity Therapeutics, Inc. of our report dated August 20, 2021, except for the effects of the reverse recapitalization discussed in Note 2a and the restatement discussed in Note 3 to the consolidated financial statements, as to which the date is May 16, 2022, relating to the financial statements of Allarity Therapeutics, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

      /s/ PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab

      Copenhagen, Denmark

June 1, 2022

4876-7675-6769.1 PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, CVR No 33 77 12 31

Strandvejen 44, DK-2900 Hellerup

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